Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Canadian Subsidiary Announces Monetization of Port Agreement and New Supply Chain Collaboration at Coal Valley Mine

Englewood, CO - August 8, 2014 - Westmoreland Coal Company (NasdaqGM:WLB), through its Coal Valley Resources, Inc. subsidiary (“CVRI”), has entered into several agreements that will result in all of its Coal Valley Mine export tonnage being shipped through Ridley Terminals located in Prince Rupert, British Columbia, Canada, beginning January 2015. CVRI voluntarily entered into a Termination Agreement with Westshore Terminals, located in Roberts Bank, British Columbia, Canada, to terminate its throughput capacity at Westshore effective as of December 31, 2014.  Under a separate, but related agreement, Cloud Peak Energy Inc. (NYSE:CLD) paid $37 million to CVRI in order to obtain CVRI's capacity at the fully utilized Westshore Terminals.
“This is a ‘win-win’ series of agreements,” noted Keith E. Alessi, Westmoreland's Chief Executive Officer. “We have entered into a new supply chain collaboration with the CN railroad and Ridley Terminals. The rail line to Ridley is better suited to our needs. In addition, Ridley Terminals has the capacity we need to allow us to grow our business, and our customers’ business. The monetization is yet an added benefit. We look forward to working with our partners at CN and Ridley.”

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include sub-bituminous and lignite coal mining in the Western United States and Canada. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.

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Contact: Kevin Paprzycki (855) 922-6463